Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Temporarily Suspends Enrollment

on PIONEER Lung Cancer Clinical Trial; Current Patients

Continue to be Treated

Company to Amend XYOTAX™ PIONEER Trial Based on

Guidance from FDA Regarding Primary Endpoint Selection

and Analysis

Nov. 3, 2006 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) reported today that enrollment on its PIONEER lung cancer clinical trial has been temporarily suspended while the Company awaits follow up data of recently enrolled patients. After consultation with the Company and the study’s steering committee, the Data Safety Monitoring Board (DSMB) recommended and CTI agreed to suspend enrollment on the trial to allow maturity of the data and assessment of differences in early cycle deaths observed between arms of the study. While most of the deaths were attributed to disease progression, more complete data is required to analyze this difference. Also according to the recommendation of the DSMB, all patients who are currently on the trial will continue to be treated per the protocol.

In addition, as a planned follow up to its May meeting with and following recommendations from the U.S. Food and Drug Administration (FDA), the Company reviewed the demographic and estrogen data of the patients on the PIONEER study and plans to amend the current study while enrollment is suspended. The study will be amended to focus on the primary efficacy endpoint of survival in women with normal estrogen levels; the subset of patients that demonstrated the greatest survival benefit in the STELLAR trials.

“Following our meeting with the FDA, we decided to use the initial enrollment in this study to determine whether the proportion of patients who have normal estrogen levels is equivalent to what was expected based on our experience in the STELLAR trials,” said James A. Bianco, M.D., President and CEO of CTI. “Given that only approximately one-half of patients sampled have normal estrogen levels in the PIONEER trial compared to approximately two-thirds of patients for which estrogen data was available in our prior STELLAR trials, we decided it would be prudent to amend the protocol to focus the primary endpoint analysis on the subgroup of patients in which we saw the greatest survival difference in our STELLAR trials - patients with normal estrogen levels.”

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Page 2 of 3	CTI suspends enrollment, amends PIONEER clinical trial protocol

The PIONEER study was initiated in December 2005 using pre-menopausal age to stratify patients. Based on feedback from the FDA, CTI will utilize the Agency’s recommendation to amend the protocol to use estrogen level as a stratification factor and as the primary efficacy endpoint of the study. The Company expects to submit an amendment to the FDA under a Special Protocol Assessment request as soon as practicable. The Company anticipates the change to the protocol will push the interim analysis of the PIONEER trial back by at least six months.

About the PIONEER Clinical Trial

The PIONEER clinical trial is targeting approximately 170 sites in North and South America, Europe, and Asia. The trial was originally designed to enroll approximately 600 PS2 chemotherapy-naïve women who have normal estrogen levels with advanced stage NSCLC. Each study arm will be randomized to receive either XYOTAX (paclitaxel poliglumex) (at a dose of 175mg/m2 paclitaxel equivalents) or paclitaxel (at a dose of 175mg/m2) once every three weeks. The primary endpoint is superior overall survival with several secondary endpoints including disease control, response rate in patients with measurable disease, time to disease progression, and disease-related symptoms. For more information on the PIONEER trial, call 1-800-715-0944.

About XYOTAX

XYOTAX™ (paclitaxel poliglumex) is a biologically-enhanced chemotherapeutic that links paclitaxel, the active ingredient in Taxol®, to a biodegradable polyglutamate polymer, which results in a new chemical entity. When bound to the polymer, the chemotherapy is rendered inactive, potentially sparing normal tissue’s exposure to high levels of unbound, active chemotherapy and its associated toxicities. Blood vessels in tumor tissue, unlike blood vessels in normal tissue, are porous to molecules like polyglutamate. Based on preclinical studies, it appears that XYOTAX is preferentially distributed to tumors due to their leaky blood vessels and trapped in the tumor bed allowing significantly more of the dose of chemotherapy to localize in the tumor than with standard paclitaxel. Once inside the tumor cell, enzymes metabolize the protein polymer, releasing the paclitaxel chemotherapy. Preclinical and clinical studies support that XYOTAX metabolism by lung cancer cells may be influenced by estrogen, which could lead to enhanced release of paclitaxel and efficacy in women with lung cancer compared to standard therapies.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

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Page 3 of 3	CTI suspends enrollment, amends PIONEER clinical trial protocol

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of XYOTAX include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with XYOTAX in particular including, without limitation, the potential failure of XYOTAX to prove safe and effective for treatment of non-small cell lung cancer, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling XYOTAX, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by Italian law, CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

www.cticseattle.com